Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Lorrie Paul Crum, VP - Corp. Communications	216/896-2750	Mobile: 216/408-6545
lcrum@parker.com

Financial Analysts –
	Pamela Huggins, VP & Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol:	PH - NYSE

Parker Income Up 122 Percent on 16-Percent Increase in Sales; EPS 90 Cents

Cleveland, Ohio: April 19, 2004 – Parker Hannifin Corporation today reported a 122-percent increase in net income for the fiscal third quarter ended March 31, 2004. The company earned $107.8 million, or 90 cents per diluted share, on sales of $1.91 billion, compared with net income of $48.7 million, or 42 cents per diluted share, earned on sales of $1.65 billion last year. As previously announced, the current-quarter results include a one-time, discrete tax benefit of 10 cents per diluted share.

Parker said the earnings improvement was driven by an upsurge in volume throughout the industrial segment, with considerably lower fixed costs from realignment activities and execution of the company’s Win Strategy. Organic growth contributed nine percentage points to the 16-percent increase in revenues during the quarter, while currency translation added five points and two points came from acquisitions completed since last year.

“The credit belongs to all of Parker’s employees worldwide who endured an unrelenting recession for three years. During that time, they have been implementing our Win Strategy to achieve sustainable margin improvements,” said Parker President and CEO Don Washkewicz. “It appears that we may be in the early stages of a broad recovery, and we expect continued growth and increased profitability from strong order momentum.” Washkewicz added that the addition of recently acquired Denison is contributing to the company’s industrial margins.

Operating income in the North American Industrial businesses was 121-percent higher on a sales increase of 15 percent. The top-line growth was mostly organic, with acquisitions and currency exchange rates adding 2.6 percentage points combined. With the higher volume and lower cost structure, the North American Industrial operating margin improved to 11.1 percent from 5.8 percent last year.

The North American Industrial segment’s motion-oriented businesses benefited from strong demand in the mobile original-equipment market (especially agricultural, construction and forestry machinery), as well as in heavy-duty trucks and industrial equipment. In the flow- and process-control businesses, the improved volume was comprised of continued strength in the oil and gas market, as well as a recovery in semiconductors and rebounding demand for process and analytical equipment. The company also noted that its margin mix improved with organic growth in life sciences and microelectronics.

In the International Industrial units, operating income was up 80 percent on a 30-percent sales increase. Favorable currency translation added 16 percent, and volume increased 14 percent, which includes an eight-percent increase in organic revenue, and a six-percent contribution from acquisitions. The international operating margin was 7.9 percent, compared with 5.7 percent last year, reflecting continued strength in the Asia-Pacific region and Latin America, where the company is rapidly gaining market share, and improving performance in Europe from reductions in operating and logistics costs.

Operating income in the company’s Climate & Industrial Controls business was 10-percent higher on a 3.4-percent sales increase, with 2.2 percentage points from currency translation. Despite the moderate increase in volume, which came primarily from sales in automotive air conditioning and growth in refrigeration systems, the unit’s operating margin improved to 11.8 percent from 11.1 percent. The profitability improvement reflects realignment of facilities and execution of the strategic initiatives in the company’s Win Strategy.

Parker Aerospace reported a 4.9-percent sales increase, with a 2.8-percent decline in operating income and an operating margin of 12.6 percent, compared with 13.6 percent last year. With continued softness in the commercial aerospace aftermarket, the margin reflects a revenue mix with a higher proportion of defense business, as well as additional costs associated with pensions and product liability insurance.

In the “Other” segment, operating income increased more than three times, while revenue increased 10.7 percent. The operating margin improved to 5.1 percent from 1.3 percent.

Cash Flow and Inventories

The company continued to post strong cash flow. For the first nine months, cash from operations was $504.5 million, or 9.9 percent of sales. For the same period last year, cash from operations was $326.2 million, which was 6.9 percent of sales.

Ongoing efforts to tighten inventories contributed to the company’s strong cash flow results. The company noted that its businesses have continued to reduce inventories throughout the fiscal year, following its trend of more than two years, with the current-year reduction running at almost twice the rate of the prior year.

Year-to-Date Results

Sales in the first nine months of fiscal 2004 were $5.11 billion, compared with $4.75 billion last year. Year-to-date net income was $220.3 million, or $1.85 per diluted share, compared with $147.2 million, or $1.26 per diluted share in fiscal 2003. The current year’s results included seven cents per diluted share in realignment costs, while last year’s nine-month results included 10 cents per share in realignment costs and an adjustment in equity investment. The increase in the current year-to-date results reflects the strong operating performance by the North American Industrial operations and recently rebounding markets.

Outlook

The company raised its sales and earnings forecasts for the fiscal year ending June 30, indicating it now expects year-over-year sales growth of about 10 percent. The company estimates full-year earnings between $2.55 and $2.65 per diluted share. Factors influencing the forecast include uncertainties regarding raw-material prices; commercial aerospace volume and mix; and sustainability of current order rates.

“We are encouraged by the strength we’re seeing in our industrial markets,” said Washkewicz. “We are solidly positioned to achieve our growth and profit objectives as embedded in our Win Strategy.”

In addition to the information provided herein, Parker advises shareholders to note order trends, for which the company makes a disclosure several business days after the conclusion of each month. This information is available on the company’s investor information web site, at www.phstock.com.

With annual sales approaching $7 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 46,000 people in 44 countries around the world. Parker has increased annual dividends paid to shareholders for 47 consecutive years, which is among the top five longest-running dividend-increase records in the S&P 500. For more information, visit the company’s web site at www.parker.com.

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal third-quarter results is available to all interested parties via live webcast at 10 a.m. ET, on the company’s investor information web site, www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users may also complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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PARKER HANNIFIN CORPORATION — MARCH 31, 2004

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands except per share amounts)	2004	2003	2004	2003
Net sales	$1,906,041	$1,646,844	$5,113,980	$4,749,949
Cost of sales	1,544,150	1,368,430	4,174,570	3,927,147

Gross profit	361,891	278,414	939,410	822,802
Selling, general and administrative expenses	201,464	182,378	571,758	535,775
Other income (deductions):
Interest expense	(17,262)	(20,349)	(56,384)	(59,399)
Interest and other (expense), net	(690)	(1,731)	(2,809)	(3,935)

	(17,952)	(22,080)	(59,193)	(63,334)

Income before income taxes	142,475	73,956	308,459	223,693
Income taxes	34,627	25,293	88,149	76,503

Net income	$107,848	$48,663	$220,310	$147,190

Earnings per share:

Basic earnings per share	$.91	$.42	$1.87	$1.27

Diluted earnings per share	$.90	$.42	$1.85	$1.26

Average shares outstanding during period—Basic	118,242,311	116,506,352	117,545,386	116,339,433
Average shares outstanding during period—Diluted	119,637,727	116,890,480	118,803,626	116,872,253

Cash dividends per common share	$.19	$.19	$.57	$.55

BUSINESS SEGMENT INFORMATION BY INDUSTRY

(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2004	2003	2004	2003
Net sales
Industrial:
North America	$836,136	$727,060	$2,224,548	$2,124,542
International	541,670	416,434	1,405,333	1,156,014
Aerospace	293,718	280,020	832,524	832,741
Climate & Industrial Controls	181,173	175,132	481,820	484,273
Other	53,344	48,198	169,755	152,379

Total	$1,906,041	$1,646,844	$5,113,980	$4,749,949

Segment operating income
Industrial:
North America	$93,154	$42,166	$192,630	$120,634
International	42,869	23,852	103,770	72,819
Aerospace	37,077	38,140	101,855	123,324
Climate & Industrial Controls	21,432	19,409	49,405	44,386
Other	2,708	630	12,604	6,942

Total segment operating income	$197,240	$124,197	$460,264	$368,105
Corporate general and administrative expenses	25,489	22,662	73,615	62,155

Income from operations before interest expense and other	171,751	101,535	386,649	305,950
Interest expense	17,262	20,349	56,384	59,399
Other expense	12,014	7,230	21,806	22,858

Income before income taxes	$142,475	$73,956	$308,459	$223,693

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

PARKER HANNIFIN CORPORATION — MARCH 31, 2004

CONSOLIDATED BALANCE SHEET

(Unaudited)	March 31,
(Dollars in thousands)	2004	2003
Assets
Current assets:
Cash and cash equivalents	$169,956	$52,696
Accounts receivable, net	1,190,598	991,131
Inventories	984,900	1,027,939
Prepaid expenses	39,192	43,265
Deferred income taxes	108,409	85,329

Total current assets	2,493,055	2,200,360
Plant and equipment, net	1,628,708	1,661,714
Goodwill	1,240,269	1,091,795
Intangible assets, net	58,474	56,223
Other assets	810,295	745,995

Total assets	$6,230,801	$5,756,087

Liabilities and shareholders' equity
Current liabilities:
Notes payable	$165,448	$410,278
Accounts payable	501,899	395,658
Accrued liabilities	525,060	468,744
Accrued domestic and foreign taxes	139,009	34,700

Total current liabilities	1,331,416	1,309,380
Long-term debt	968,326	948,164
Pensions and other postretirement benefits	955,201	515,378
Deferred income taxes	21,643	133,242
Other liabilities	163,551	126,032
Shareholders' equity	2,790,664	2,723,891

Total liabilities and shareholders' equity	$6,230,801	$5,756,087

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)	Nine Months Ended March 31,
(Dollars in thousands)	2004	2003
Cash flows from operating activities:
Net income	$220,310	$147,190
Depreciation and amortization	189,659	191,018
Net change in receivables, inventories, and trade payables	24,570	32,197
Net change in other assets and liabilities	100,061	(98,475)
Other, net	(30,114)	54,238

Net cash provided by operating activities	504,486	326,168

Cash flows from investing activities:
Acquisitions (less cash acquired of $63,054 in 2004 and $7 in 2003)	(201,101)	(1,999)
Capital expenditures	(102,735)	(112,863)
Other, net	27,100	13,722

Net cash (used in) investing activities	(276,736)	(101,140)

Cash flows from financing activities:
Net proceeds from common share activity	42,443	3,091
Net (payments of) debt	(277,865)	(160,048)
Dividends	(66,845)	(63,739)

Net cash (used in) financing activities	(302,267)	(220,696)

Effect of exchange rate changes on cash	(1,377)	1,980

Net (decrease) increase in cash and cash equivalents	(75,894)	6,312
Cash and cash equivalents at beginning of period	245,850	46,384

Cash and cash equivalents at end of period	$169,956	$52,696